Exhibit 99.1

SEER’S MV TECHNOLOGIES RECEIVES NEW SYSTEM AND MEDIA REPLACEMENT CONTRACTS FOR $1.4MM AND INCREASES RECURRING ANNUAL MEDIA SUPPLY CONTRACTS

BROOMFIELD, CO – July 24, 2024 - Strategic Environmental & Energy Resources, Inc. (SEER) (OTCQB: SENR), a provider of environmental, renewable fuels and industrial waste stream management services, recently had its wholly-owned operating company, MV Technologies, receive several new contracts to design and supply its H2S removal systems and also supply media replacement at multiple installations throughout the US.

The large system has been ordered by one of the nation’s largest potato processors with the system being installed in the northwestern US. The large system order totals approximately $600,000 for the design and supply of the equipment for its proprietary H2SPlus H2S removal systems. This is the second H2SPlus system purchased by this customer. This system will utilize approximately $200,000 per year of replacement media.

Two other systems, totaling approximately $400,000 are being placed in the dairy industry; one on the West Coast and the other in the Midwestern US. This is the second and third system purchased by this wastewater treatment engineering firm.

MV has also received another purchase order for a $240,000 system from one of the largest wastewater engineering design firms in the world. This is the fifth PO issued by this engineering firm in the last year to MV Technologies. MV’s has a solid, fifteen-year relationship with this organization with numerous H2S scrubbers placed into service throughout the US and Canada.

Earlier in the year, MV received a PO for approximately $200,000 from a producer of 100% recycled containerboard. This is the fourth project MV has supplied to this company in the last couple of years.

MV also recently received multiple purchase orders totaling approximately $700,000 over the last several months for its replacement and initial-install media.

As with all MV’s customers, MV engineers analyze the site-specific conditions and gas parameters to ensure the customer has the most efficient and cost-effective solution for their application. MV offers several different iron oxide-based medias in many different configurations and is not reliant on a single media solution or design to address the array of H2S management projects.

“Each project becomes a valuable addition to the more than 145 existing projects already in MV Technologies’ portfolio throughout North America,” said Tom Jones, President of MV. “We are continuing to bid on multiple projects throughout North America and expect to receive additional system during 2024,” said Jones.

“As previously announced, MV has multiple systems currently installed and operating at some of the nation’s largest landfill operations as well as food, beverage and agricultural biogas facilities. These recent orders underscore the efficacy and success of SEER’s proprietary biogas treatment technology,” Jones concluded.

About Strategic Environmental & Energy Resources, Inc.

Strategic Environmental & Energy Resources, Inc. (SEER) (OTCQB: SENR), identifies, secures, and commercializes patented and proprietary environmental clean technologies in several multibillion-dollar sectors (including oil & gas, renewable fuels, and all types of waste management, both solid and gaseous) for the purpose of either destroying/minimizing hazardous waste streams more safely and at lower cost than any competitive alternative, and/or processing the waste for use as a renewable fuel for the benefit of the customers and the environment. SEER has two wholly-owned operating subsidiaries: MV Technologies, LLC and SEER Environmental Materials, LLC; and two majority-owned subsidiaries: Paragon Waste Solutions, LLC; and PelleChar, LLC. For more information about the Company visit: www.seer-corp.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as “believes,” “looking ahead,” “anticipates,” “estimates,” and other terms with similar meaning. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. Statements in this press release regarding future performance or fiscal projections, the cost effectiveness, impact and ability of the Company’s products to handle the future needs of customers are forward-looking statements. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Contact Information:

ir@seer-corp.com